Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q1 SAIA , INC. EARNINGS CONFERENCE CALL EVENT
DATE/TIME: APRIL 25, 2008/10:00AM ET
PRESENTATION

Operator

Good morning. At this time, I would like to welcome everyone to the first quarter 2008 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. Thank you.

Ms. McKenzie, you may begin your conference.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you, Kelly. Good morning. Welcome to Saia’s first quarter 2008 earnings call. Hosting our call this morning are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President Finance and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I’d like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you for joining us this morning. Saia’s first quarter revenue of $249 million was an increase of 8% over the prior year. Operating income was $2 million, and I believe the first quarter of 2008 will be defined by the difficult economic conditions, escalating fuel prices, and severe weather resulting in a weak and inconsistent trade environment.

A few key points for the quarter include our operating ratio deteriorated to 99.2 from 97 in the prior year. LTL tonnage declined 4.4% from the prior-year quarter. LTL shipments were 3% lower than the prior-year quarter. And LTL yield was up 12%, due to increasing length of haul and the impact of higher fuel surcharges.

I am clearly disappointed with the start of the 2008 year. Saia, along with our peers, is addressing a difficult economic environment with soaring oil prices and lethargic U.S. shipping volumes, due to persistent housing and credit concerns. Margins during the quarter were challenged by higher fuel prices, severe weather, and higher operating costs, with February being particularly challenging.

Even with this difficult economic and operating environment, we believe there are positive indicating signs moving in the right direction. Our top line successes include our synergy revenue from the Clark Brothers acquisition, which was completed four years ago, continues to grow and now exceeds $125 million on an annualized run rate. A year after they were integrated, synergy revenue from the Connection and Madison acquisitions is now at an annualized run rate of approximately $75 million. Excluding fuel surcharges, eight of Saia’s 14 sales regions had positive revenue growth, and we continue to have solid success with our industry-leading Xtreme Guarantee product.

We’re confident in Saia’s long-term growth prospects due to our industry-leading products, which include our Xtreme Guarantee, our strengthening brand, synergy revenue from past acquisitions, and the opportunity to increase market share, particularly in some of our less mature markets.

A couple of interesting items I’d like to point out to you to demonstrate Saia’s commitment to quality, the environment, and our customers. Saia recently became the first non-bulk LTL carrier with the American Chemistry Council’s Responsible Care Partnership Program to become solely certified in the technology specifications for RC 14001. RC 14001 is a robust voluntary environmental, health, safety, and security management system. It’s allowed us to build a single environmental, health and safety management system, demonstrating to Saia’s customers the outstanding quality of the Company’s operations. We are also proud to be a SmartWay transportation partner. SmartWay is a voluntary partnership within the freight industry and the EPA that establishes incentives for fuel efficiency improvements and greenhouse emissions reductions.

Our primary goal remains to build density and improve performance in our current geography. This will be accomplished through our strategy to increase productivity, enhance automation, and target marketing efforts, while focusing on cost initiatives to improve our operating ratio and prudently manage yield.

An update on some of our current cost initiatives include our Line Haul routing optimization, which was 80% complete in March and is beginning to yield some improvements. We have $50 million in Purchase Transportation, which was placed out for bid, and achieved our targeted reductions, which were effective in mid-March. Unfortunately, the majority of these savings were offset by higher fuel surcharges that are charged by these providers.

The rollout of our wireless cross-dock, which will cover 70% of our cross-dock moves by May, is right on track. This is up from 30% in the prior-year. In January, we completed enhancement of our weight inspection program. Our initial target is for $5 million of additional revenue annually, and this effort is meeting our expectations.

The current challenging environment does require that we better align costs with volumes. I’m confident that Saia’s initiatives combined with increasing our density and the continued support from Saia’s dedicated employees does provide us the ability to continue to advance our market position and enhance our financial performance in the upcoming quarters.

Now I’d like to have Jim Darby review our first quarter results.

Jim Darby - Saia, Inc. — VP of Finance and CFO

Thank you, Rick, and good morning, everyone. For the first quarter, net loss per share was $0.06. This compares to earnings of $0.21 per share in the prior-year quarter. Our results included revenues of $249.3 million with operating income of $2 million.

First quarter margins declined primarily due to significantly higher fuel prices, severe weather, and higher costs. After a fairly encouraging January, February was a particularly difficult month, due to declining volume, severe winter weather, and escalating fuel prices. Fuel prices were 47% higher in the quarter than prior-year quarter. The rapid rise in fuel prices was not fully offset by the fuel surcharge, due to lag in retail pricing in the reset mechanism. This resulted in approximately $1.3 million in additional expense.

We implemented our annual general rate increase in February at 5.4%. This affects approximately 30% of our revenue. As the economic softness has continued, contract renewals have become more difficult. Our effective tax rate from continuing operations for the quarter was 36%. We project our consolidated effective tax rate from continuing operations to be around 41% for 2008.

At March 31, 2008, debt was $185.3 million. Net of the Company’s $5.3 million cash position, our net debt to capital was 47.4%. To take advantage of the lower interest rate environment, we drew down on our remaining $25 million of availability under our shelf agreement with Prudential Financial prior to its expiration in March. The new terms follow the original terms of the facility, with principal reductions delayed for three years, interest rate of 6.17%, and a final maturity date of December 31, 2017. Availability under our current facility is approximately $75 million.

Our consolidated net capital expenditures for the first three months of 2008 were $13 million compared to $21 million in the prior-year quarter. As we manage for cash flow, the amount of our estimated 2008 capital expenditures is now $35 million, primarily due to reductions in anticipated real estate purchases. Capital expenditures will be reevaluated as volume outlook increases.

Now I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you, Jim. Again, I’m clearly not satisfied with the quarter’s results. We’re managing through this challenging environment with our targeted sales and marketing programs to build density, while continuing to pursue engineered costs and efficiency initiatives. Given these uncertain conditions, Saia remains committed to providing excellent service to our customers. With service as our foundation, we will combine effective yield management with the cost initiatives required to achieve long-term benefit for our customers, shareholders, and employees.

We will now open up the lines for your questions. Operator?

Operator

(OPERATOR INSTRUCTIONS). David Ross, Stifel Nicolaus

David Ross - Stifel Nicolaus — Analyst

First question on the Xtreme Guarantee product, actually. You said you’re doing a nice job of growing revenue with that product, but is it coming at a cost? I know sometimes those guarantee programs lose money occasionally. I didn’t know where the margin was on your Xtreme Guarantee business versus your regular business.

Rick O’Dell - Saia, Inc. — President and CEO

Actually, that’s the smaller customer segment that tends to have higher yield characteristics as well as some profitability characteristics.

David Ross - Stifel Nicolaus — Analyst

Okay. And on yield, in the quarter, what was the length of haul this year versus last year?

Rick O’Dell - Saia, Inc. — President and CEO

Length of haul was up about 7.5% year-over-year.

David Ross - Stifel Nicolaus — Analyst

Okay. And then a lot of those due to synergy revenues, you talked about some of that in Connection and Madison. How much, I guess, of the customer losses you saw, I think, at the Connection Company impacted your first quarter tonnage comparison? Because it wasn’t kind of the legacy Connection business not really what it was a year ago?

Rick O’Dell - Saia, Inc. — President and CEO

Yes, actually — I don’t have the specific tonnage associated with that, but I guess from a revenue basis, over that time period, again, we talked about part of it was obviously the pricing environment. Some of those accounts, due to some pricing activities in the market up there that we walked away from. Over that time period, we were probably down about 40% of their legacy business.

David Ross - Stifel Nicolaus — Analyst

Okay. And you should lap that in the second quarter, mostly?

Rick O’Dell - Saia, Inc. — President and CEO

That’s correct. After second quarter, our comps get easier.

David Ross - Stifel Nicolaus — Analyst

Okay. And then, can you talk a little bit about the debt to capital? You said that you drew down the remaining availability before the end of March. I didn’t quite catch that. Were the terms of the facility going forward a little higher borrowing costs? Or what exactly was going on there?

Jim Darby - Saia, Inc. — VP of Finance and CFO

Well, no, we drew down the last of our shelf agreement with Prudential, which was $25 million. You’ll recall we talked about earlier that we expanded our revolver going forward as well to give us increased flexibility from $110 million to $160 million. But we expect that with what we’ve done drawing down Prudential, that our actual interest rate will be about [25%] less than it was a year ago. It’s a favorable rate, David.

David Ross - Stifel Nicolaus — Analyst

Yes, that’s what I assumed. Do you have a target debt to cap ratio where you’d like to be in a year and kind of going forward?

Jim Darby - Saia, Inc. — VP of Finance and CFO

I think we’re comfortable where we are. We’re reevaluating it, though, based on the current environment. We’re not drawing off as much cash from operations as we would like. But we’re comfortable being where we are at 47.4%. We’d like to work that down, obviously with better draw from operations.

David Ross - Stifel Nicolaus — Analyst

Okay. And the last question is just on the operating ratio and the improvements you made in the Line Haul model with the inspection program and everything. Sequentially, from first quarter to second quarter, operating ratio improves anywhere from 100 to 400 basis points, depending on the year you look at. This year, do you have any estimates about how much improvement we should see in the second quarter versus the first quarter from a profitability standpoint?

Jim Darby - Saia, Inc. — VP of Finance and CFO

Well, we don’t give guidance going forward, but we would expect to see somewhat normal seasonality going forward after a particularly difficult first quarter.

Operator

Tom Albrecht, Stephens, Inc.

Tom Albrecht - Stephens, Inc. — Analyst

Let me just start with a look backwards. You’ve always been pretty good about providing sort of monthly tonnage figures. Do you have those available January, February March?

Jim Darby - Saia, Inc. — VP of Finance and CFO

I do. And I can give those to you. And I’ll give them to you with a caveat, though, because March gets impacted by the Good Friday effect, because it fell in March this year and it was in April a year ago.

Tom Albrecht - Stephens, Inc. — Analyst

That’s right.

Jim Darby - Saia, Inc. — VP of Finance and CFO

So, I’ll give them to you, what they are, just straight up. On an LTL tonnage comparison, January was actually above last year by 1%. February was down 6% from last year, and March was down 7%. But if we take out the Good Friday effect, the comparable ratio would say March was down 5%. February was a little bit of a surprise being down 6% year-over-year. March, taking out Good Friday, is back to being down 5%. And if we look at — I know you’re probably going to ask about April — April is following off March’s trend — it’s down about 5% so far this month.

Tom Albrecht - Stephens, Inc. — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President and CEO

It’s actually down less than that, but if you take the Good Friday effect, which was overlapped, is about 5%. So, to me, obviously there was a step-down in the quarter. I mean, January was encouraging, and then February and March didn’t develop as you would expect, given the trend-line that we had in January. And if there is an encouraging thing, it would appear that April’s — at least month today, has been kind of normal seasonality from what you saw in March.

Tom Albrecht - Stephens, Inc. — Analyst

Yes, okay. And then Jim, David asked about the length of haul. We analysts are sort of anal. Do you actually have the figures?

Jim Darby - Saia, Inc. — VP of Finance and CFO

We do. Oh, you’re talking about the actual figures.

Tom Albrecht - Stephens, Inc. — Analyst

Yes, the actual.

Jim Darby - Saia, Inc. — VP of Finance and CFO

I can give that to you. Just a second. I do have that. It’s up 7.5%. Oh, I got it — I’m sorry. It’s 664 this year’s first quarter versus 617 last year.

Tom Albrecht - Stephens, Inc. — Analyst

Okay. And then, Rick, did you make money in any months in the quarter?

Rick O’Dell - Saia, Inc. — President and CEO

Actually, we’ve made money in both January and March and operated over 100 in February.

Tom Albrecht - Stephens, Inc. — Analyst

Okay. And the February would be more because of the weather? Because when you look at March as tonnage sort of similar to February, you’d think that you wouldn’t have made money, but what would be the difference in your mind between a February and a March performance?

Rick O’Dell - Saia, Inc. — President and CEO

Part of it was the weather impact, obviously. There was a pretty substantial step-down in tonnage from the trends we were seeing in January. And then you also had some higher costs associated with weather. And then that was the month where the fuel surcharge lag really impacted us. So, fuel surcharge didn’t move up much because the retail prices weren’t going up yet. Yet the wholesale and some of the spot stuff we were doing jumped up. So we really got impacted by the lag. And by the time you got to March, the increase in the fuel surcharge mechanism was beginning to be more effective.

Tom Albrecht - Stephens, Inc. — Analyst

And then I know you don’t give guidance, but when you have a quarter that’s a slight loss, and the environment is still tough, is there any reason to believe that you will be able to make more than $0.05 to $0.10 during the June quarter?

Rick O’Dell - Saia, Inc. — President and CEO

Again, as you’d indicated, we don’t provide guidance. I will tell you that just in terms of some of our internal initiatives are gaining traction as we move forward through the months on a per work day basis.

Our productivity is improving. We would expect to get — if we get a normal seasonal upturn, just your volumes per day are going to improve. So, from a sequential trend-line standpoint, unless we think something really odd is going to happen and we’re not going to see anything close to a normal seasonality, we should be able to improve margins, both on our execution — put some of these fuel surcharge mechanisms begin to play catch-up now. You have prices, again, go from $120 to $140 a barrel, and we could end up in the same situation again. But certainly — and I can’t sit here today and say I would expect that. The weather impact will go away.

Tom Albrecht - Stephens, Inc. — Analyst

Sure. No, and that’s why I would describe at least the possibility of a modest profit. But $0.05 to $0.10 is a far cry from a healthy level, even in a recession.

So, what about — you made a lot of comments in the beginning, some were very helpful, but there’s been an undercurrent with some of the carriers discussing pricing becoming more competitive, perhaps deteriorating maybe since early March, combined with maybe a step-down in the economy. What’s your feeling on those two subjects?

Rick O’Dell - Saia, Inc. — President and CEO

Pricing for us — if we look at it absence length of haul, weight per shipment, and fuel surcharge, we were up about 2% year-over-year.

If you look at — obviously we had the general rate increase, which was a little earlier than it was last year. It had a positive impact on the quarter. We are seeing, as the struggles in the economy go on longer, you’ve got customers that continue to be looking for their cost opportunities and they tend to look for opportunities to put that business out for bid. I think we’ve been stating that our contract renewals were positive in the, let’s call it in the 1% to 2% range, but probably closer to 1% historically.

Through most of the quarter we saw similar trends with that. I would say it is getting a little more difficult but our contract renewals net-net were still positive.

Tom Albrecht - Stephens, Inc. — Analyst

Are you getting a lot of requests? I mean there’s always, with an LTL carrier having thousands upon thousands of customers, going to be calls for some flat to down. But is the amount of requests for a rollback in pricing picking up? Or is it just that the magnitude of the increase is so small that it doesn’t feel good?

Rick O’Dell - Saia, Inc. — President and CEO

Well, you have people that are testing the market, seeing what the tolerance is. Again, as we look at it and you’ve got to look at what the pricing is, does the account operate well? Should we be protecting that account that warrants protecting? And if it’s an account that operates at the margin, and they’re looking for a significant decrease. I mean, we have situations like that where we’re walking away from it.

We believe over time you have to be prudent with pricing. You have to sell your quality and your network. And you want to do business with the people that are reasonable about properly compensating you for the service that you provide.

So, it’s a challenging environment, particularly for us, who have expanded our network. And we really, over time, need to build the density to generate the margins that we expect. But we know what our costs are and we’re not going to step outside of that and just do ridiculous pricing to put volume through the network.

So it is an — I would describe it as an increasingly challenging environment. You know, you’ve got some carriers I think that are pretty disciplined and making some good decisions. You’ve got a handful of people I think that are just saying, well, right now, we need to go out and get the volume.

Tom Albrecht - Stephens, Inc. — Analyst

Last question. Rick, the competitive issues you described in pricing, are those primarily the smaller niche players that cover four or five states? There’s still a bunch of those? Or is it more of a national pricing pressure?

Rick O’Dell - Saia, Inc. — President and CEO

I think you’ve got some of the more niche players, I mean, are struggling. And obviously they’re having some issues and those guys are always the price guys at the kind of bottom of the market. And then we are seeing some other activity from some of the larger players as well.

Tom Albrecht - Stephens, Inc. — Analyst

Okay. Thanks for the commentary.

Operator

Art Hatfield, Morgan Keegan

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Just a couple of quick questions to follow up on Tom. You had mentioned that you made money in January and March and lost money in February. Can you give us the magnitude of kind of what the losses were in February?

Rick O’Dell - Saia, Inc. — President and CEO

Yes. I don’t think that — I would just tell you I guess we operated over — a little bit over 100.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay.

Jim Darby - Saia, Inc. — VP of Finance and CFO

That includes, Art, that big impact from the run-up in the fuel costs, which in and of itself was about $900,000 in February.

Rick O’Dell - Saia, Inc. — President and CEO

If you just do the math on that, just that in itself was a little over 1 point.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay. Rick, back on your fourth quarter conference call, you were talking about first quarter potentially being able to have a unique situation. And with some of the initiatives that you had in place, that potentially, despite seasonality, you could have a better OR in Q1. Ex- the weather and the fuel issues, that some of the things that you really couldn’t foresee, do you think you would have been able to achieve that goal in Q1, ex- some of the problems you had with fuel — as I said, fuel, weather, and maybe some of the economic issues?

Rick O’Dell - Saia, Inc. — President and CEO

Well, actually, even if you take the economic issues out, I mean, in the fourth quarter we operated at 98 for a normal — we look back three years, on average, we deteriorate about 1 operating point, which would have put us at 99.4, if you just took a normal seasonality. And then the fuel surcharge lag and the impact of fuel was about one-half of a point. And then the weather was obviously worse than we expected as well. And just our direct costs kind of associated with that was about $0.02, which is another — about two-tenths of an operating point. So if you take those seven-tenths, if you could take the seven-tenths out, I can’t — it’s just math, I guess, but that would put us at a 98.5 and a 98.4, which would say on a trend-line basis we would have achieved kind of flat fourth quarter to first quarter OR.

And I guess I would comment too just on our consecutive week-to-week productivity improvements are better. We achieved a productivity improvement in load average, PD productivity, and dock productivity; first quarter was better than the fourth quarter. We’re gaining some traction in some of our costs initiatives. Obviously, in the current environment from a volume standpoint, it was inadequate. But we are gaining some traction. And while we have some challenges, obviously, in the near-term volume environment and the yield, I would expect that to continue. And if you just got normal seasonality from here, your bills per day and revenue per day would improve. And we should be able to make some additional headway.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

One last one — and I think this has been asked in some of the other calls — have you seen any impact from some of these publicly announced alliances of these small regional carriers?

Rick O’Dell - Saia, Inc. — President and CEO

No. We see generally that most of the customers that are focused on quality don’t want to have hand-off associated with multiple carriers. They don’t have good visibility of their shipments through those networks or the same service reliability. There’s additional handling, [they] know it’s going to cause some damages over a period of time. So we don’t — I don’t think that’s a trend you’re going to see in the marketplace that’s going to be successful.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

And I’m sorry, one last one. I know you’re not really acquisitive right now, but are you having any small guys come to you, asking for your help in that regard?

Rick O’Dell - Saia, Inc. — President and CEO

We’ve had a couple of people that we’ve talked with in the past that weren’t interested in selling, that have made some inquiries of us. And in most cases, their margins have deteriorated and it’s changed their outlook or their interest, in some cases, and they’re forced — they may be forced to do something or look at some alternatives.

So, I mean, obviously, if the quality players are struggling like they are and you see most of the carriers are losing two and three operating points, if you’ve got a marginal player that’s a niche guy and he was operating at 96 or 97 before, he’s going to be really struggling as well.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Right, right. Okay, that’s all I have. Thank you very much for taking my questions.

Operator

Ed Wolfe, Bear Stearns

Ed Wolfe - Bear, Stearns & Co. — Analyst

I know Tom and you went through the progression of tonnage a little bit, but you stopped in April. And just two observations — one, you have the acquisition that grandfathered, I think, February 1. So maybe that helped January a little bit, relative to February and March? Or am I reading too much into that? And then can you just give a sense of tonnage in April so far?

Jim Darby - Saia, Inc. — VP of Finance and CFO

The one acquisition that was in February was extremely minor. February 1 a year ago. (multiple speakers) The other ones are all — because we had — the Connection was in for the full quarter a year ago. What was the other question? You wanted —

Ed Wolfe - Bear, Stearns & Co. — Analyst

So, Madison was immaterial, is what you’re saying, for that one month in January?

Jim Darby - Saia, Inc. — VP of Finance and CFO

Right. Absolutely.

Ed Wolfe - Bear, Stearns & Co. — Analyst

So what was April tonnage?

Jim Darby - Saia, Inc. — VP of Finance and CFO

April tonnage, what we’re looking at is 5% — and taking out the Good Friday effect again, because it was in — because it’s looking a little better because Good Friday was in April last year, so as we look at it, we’ll adjust for that. And it’s running down about the same as March, adjusted for that, which is 5% below on tonnage.

Ed Wolfe - Bear, Stearns & Co. — Analyst

Okay. So, unadjusted, March is minus 7% and April is maybe minus 3% kind of thing, but they’re both around minus 5%?

Rick O’Dell - Saia, Inc. — President and CEO

That’s right.

Jim Darby - Saia, Inc. — VP of Finance and CFO

That’s exactly right. You got it right on the nose.

Ed Wolfe - Bear, Stearns & Co. — Analyst

Okay. Why is that length of haul expanding?

Rick O’Dell - Saia, Inc. — President and CEO

Well, part of it is because we — with the synergy revenue that we’re seeing for out of the Midwest geography, it’s increasing. And then obviously, as we have expanded our map, we have an increasing inter-regional capability. And we actually have some targeted marketing programs focused on those as well.

Ed Wolfe - Bear, Stearns & Co. — Analyst

Now, that’s going to continue then, we should just assume that keeps moving that way?

Rick O’Dell - Saia, Inc. — President and CEO

It will.

Jim Darby - Saia, Inc. — VP of Finance and CFO

It should. And the other thing is that the business that we let go in the second quarter last year, which was the book of business from the Connection, had a much shorter length of haul.

Ed Wolfe - Bear, Stearns & Co. — Analyst

Okay. If I look at your expense line items, your purchased transportation was up quite a bit as a percentage of revenue; salary and wages down. What’s changing in the model to explain that?

Rick O’Dell - Saia, Inc. — President and CEO

There’s two impacts in there. I mean, part of it is as your length of haul expands, we are using some rail and some other — some truckload providers in some cases to expand the longer geography or the longer moves. And then obviously, the fuel surcharge from those providers is also — has a pretty significant impact.

Ed Wolfe - Bear, Stearns & Co. — Analyst

Okay. That’s helpful, thank you. On the cash flow side, it looked like working capital went against you in the quarter by about $10 million. Is there something that I’m missing or is that all working capital? All I have is net income was down 0.8. You’ve got $10 million of depreciation and operating cash flow was down 0.4. So something was $10 million.

Jim Darby - Saia, Inc. — VP of Finance and CFO

You’ll see a run-up in our receivables. Some of that is a reflection, we think, of the economic situation. People are just paying slower. So we are — we’re working on our collections. But some of that is to cover the run-up in the receivables.

Ed Wolfe - Bear, Stearns & Co. — Analyst

Okay. And I’m sorry if you said this already, but what’s the CapEx guidance?

Jim Darby - Saia, Inc. — VP of Finance and CFO

It’s approximately $35 million, because we looked at and delayed or pushed out some of our discretionary real estate acquisition that we had in for this year. (multiple speakers)

Rick O’Dell - Saia, Inc. — President and CEO

What’s our net number, Jim?

Jim Darby - Saia, Inc. — VP of Finance and CFO

We announced that we projected — [we had] 56, and now we’re looking at about 35.

Ed Wolfe - Bear, Stearns & Co. — Analyst

And is that net or gross? Net of proceeds?

Jim Darby - Saia, Inc. — VP of Finance and CFO

That’d be net. That’d be net.

Ed Wolfe - Bear, Stearns & Co. — Analyst

Okay. Terrific. Thanks, guys, for the time. I appreciate it.

Operator

Tom Madden, BB&T Capital Markets

Todd Madden BB&T Analyst

Hi, Todd Madden. Just wanted to go over a couple of things. You had talked about line haul routing optimization in Q4. I think at the time it was 30% complete. Did you say 80% now?

Rick O’Dell - Saia, Inc. — President and CEO

Yes, at the end of March it’s about 80% complete. We thought we would be finished with that by the end of March and as sometimes happens with those projects, probably it’s running about 30 days behind.

Todd Madden BB&T

Okay. All right. And then as far as headcount, I know you had cut about 2.5% in Q4. Did you see further headcount reduction in the quarter? And are you at the number that you think you need to be, given the current environment?

Jim Darby - Saia, Inc. — VP of Finance and CFO

Yes, we think we’re at the right number. We didn’t see further really headcount reductions off of the numbers that we were. Obviously, it’s a seasonal low period. You’re going to drift down a little bit. And then, obviously, we would expect, with normal seasonality, volumes to pick back up. We’re managing overtime down to lower levels during these time periods, doing the things we have.

I think for us, it’s not really an opportunity for us to take significant labor costs out through a reduction. It’s more some of our engineered process improvements and got a number of projects — focus on gaining some efficiency there. And again, as I said, kind of week-to-week, as we’ve seen some pickup in volume trends, we’ve made some headway there.

Todd Madden BB&T

And lastly, going back to the, I guess, kind of the price topic, have you been approached by anybody for multi-year contracts? I know we’ve seen it among some of the other carriers. At times, some heavy requests to go ahead and lock in today’s rates going forward to more of like a two to three year type deal. Have you started to see any of that? Or is that not an issue right now?

Rick O’Dell - Saia, Inc. — President and CEO

We periodically get some of that and obviously we’ve seen it historically with some companies. Sometimes that’s not bad. If you can get good pricing and a commitment for volume in this environment, and you can take the business and operationally work with the customer to gain efficiencies at pick-up and delivery and packaging and those types of things, it can provide you a good opportunity. I would say I don’t know that we’re seeing any more of that specifically than what we’ve seen in the past.

You do have some pure price players that are coming out saying, hey, give me this rate and lock it in for two years. And some cases, if the business is good, and that makes sense or it’s in the lane that you need it in, you may want to do that. And in a lot of cases, some of the guys that are always there, and pure price players, you know their business doesn’t operate well. You just have to say, no, we’re not going to do that.

Operator

(OPERATOR INSTRUCTIONS). David Ross.

David Ross - Stifel Nicolaus — Analyst

A couple of follow-up questions. One on fuel surcharge. It seems that your fuel surcharge lags a lot of your competitors by maybe about five days, whereas this Monday’s diesel price goes into effect next Monday, whereas a lot of them go — this Monday’s diesel price goes into effect on Wednesday. Have you looked at modifying your fuel surcharge to maybe more in line with the competition at all?

Rick O’Dell - Saia, Inc. — President and CEO

You know, we have not looked at that. Obviously, historically the fuel surcharge mechanism had worked pretty well. And I would think, obviously, if you get into this type of environment, see an unprecedented change — impact that could cause us to re-look at that. I mean, but that’s not something we’d really looked at that closely.

David Ross - Stifel Nicolaus — Analyst

Okay, so, I guess in the quarter, you hadn’t been necessarily using that as a selling point to try to gain additional business, saying, hey, our fuel surcharge is a little bit more of a lag?

Rick O’Dell - Saia, Inc. — President and CEO

You know, most customers, they don’t change their carrier for a two, three day difference. I mean — we’re a relationship provider with our customers. And we sell them a quality of service. During that time period if there’s a difference of — generally, we don’t see people moving a lot of business for 2% and 3% generally, so.

Jim Darby - Saia, Inc. — VP of Finance and CFO

And this has been our process for years. And customers are comfortable with it. It works both ways. We just caught in an extreme escalation in fuel prices.

David Ross - Stifel Nicolaus — Analyst

Yes. And the next question goes to the regional part of the business. You talked about eight out of 14 sales regions posted positive revenue growth. Could you talk a little bit about what are the maybe a couple of regions that are doing the best right now in your view and a couple of regions that are struggling the most?

Rick O’Dell - Saia, Inc. — President and CEO

The upper Midwest region in our new geography is growing positively. Let’s see — Texas has probably been another area of strength for us. Some of that obviously, we participate in oil pretty significantly because we kind of grew up in Louisiana and Texas in some of the oil industries there. Those guys obviously are doing well in the current marketplace. And then probably consistent with where we have more retail business and is more probably consumer-oriented. And some of the housing issues are — Southern California has been — is really soft for us. And the Southeast has been soft for us, which you kind of expect that, I guess, in Florida in the market that’s been hit hard.

And then we probably have a higher segment of retail business in the Carolinas and Georgia and some of that area. And that’s been — that’s an area that we’re seeing some softness as well.

David Ross - Stifel Nicolaus — Analyst

Okay. And any benefit you’ve seen from the pull-back of USF Reddaway and Holland in those territories?

Rick O’Dell - Saia, Inc. — President and CEO

You know, it’s one of those things. Obviously, we’ve picked up some business there and it may partially explain too why we see Texas as being stronger than some of the other regional geographies. But it didn’t really move the needle significantly. I mean, you look at our trends where we’re running in January and February and March — I would tell you, it didn’t move the needle. So it appeared to have been absorbed pretty quickly in the marketplace.

David Ross - Stifel Nicolaus — Analyst

Thanks again.

Operator

There are no further questions at this time.

Rick O’Dell - Saia, Inc. — President and CEO

All right, great. Thank you for your interest this morning and we look forward to keeping in contact with everyone. Thanks.

Operator

This does conclude today’s conference. You may disconnect at this time.